Exhibit 8.1
Material Subsidiaries of the Registrant

Name of Subsidiaries	Place of Incorporation

1. E-House & Cityrehouse Real Estate Consultancy Limited	British Virgin Islands
2. E-House & Cityrehouse Real Estate Development Limited	British Virgin Islands
3. E-House International Real Estate Agency Limited	Hong Kong
4. E-House Real Estate Ltd.	British Virgin Islands
5. China Real Estate Information Corporation	Cayman Islands
6. CRIC (China) Information Technology Co. Ltd.	British Virgin Islands
7. China Online Housing Technology Corporation	Cayman Islands
8. China Online Housing (Hong Kong) Co., Ltd.	Hong Kong
9. E-House (China) Real Estate Asset Management Limited	Cayman Islands
10. Shanghai Cityrehouse Real Estate Agency, Ltd.	PRC
11. Shanghai Real Estate Sales (Group) Co., Ltd.	PRC
12. Tianjin E-House Jinyue Real Estate Agency Co., Ltd.	PRC
13. Shanghai CRIC Information Technology Co., Ltd.	PRC
14. Shanghai SINA Leju Information Technology Co., Ltd.	PRC
15. Shanghai YiHan Investment Management Consultants Co., Ltd.	PRC
Material Variable Interest Entities of the Registrant

Name of Variable Interest Entities	Place of Incorporation
1. Shanghai Tian Zhuo Advertising Co., Ltd.	PRC
2. Beijing Yisheng Leju Information Services Co., Ltd.	PRC